Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of August 1, 2015 (the “Effective Date”), by and between CSW Industrials, Inc., a Delaware corporation (the “Company”), and GamCo, LLC, a Texas limited liability company (“GamCo”).

BACKGROUND

GamCo is a limited liability company the managing member and sole employee of which is Michael R. Gambrell (the “Consultant”).

The Company wishes to engage GamCo for the purpose of providing, through the Consultant, advisory services to the Company and GamCo is willing to provide such services, all subject to certain the terms and conditions contained herein.

The Consultant is currently a member of the board of directors of the Company. This engagement is separate from his position as a director and his duties, obligations and compensation in such capacity.

The Company and GamCo acknowledge that the relationship of GamCo and the Consultant with the Company hereunder is one of confidence and trust and will involve GamCo and the Consultant being privy to confidential information of the Company, including, but not limited to, information that qualifies as a trade secret under applicable law.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and GamCo hereby agree as follows:

1. Services. GamCo will provide the Company with advisory services, through the Consultant, in support of such strategic projects and initiatives as specified from time to time by the Chief Executive Officer of the Company (the “Services”). The Services will be provided upon reasonable notice and at mutually agreed times and locations and are not expected to exceed 150 hours per year, commencing on the Effective Date. Time traveled will be included in the calculation of hours worked for such purposes. For sake of clarity, any engagement beyond the Consultant’s normal duties and obligations as a member of the Company board of directors and applicable committees thereof will be taken into account in the determination of Service hours provided hereunder.

2. Term. The term of this Agreement will begin on the Effective Date and will end on the date the Consultant ceases to serve as a director of the Company. Either party, however, may terminate the engagement prior to the expiration of such term on 30 days’ prior written notice.

3. Compensation. As compensation for performance of the Services, the Company will pay GamCo a monthly advisory fee of $8,333.00, payable on the last business day of each calendar month.

4. Expense Reimbursement. The Company agrees to reimburse GamCo for the reasonable travel (including first class air travel) and other expenses of the Consultant directly related to the provision of the Services in accordance with customary Company policies, including submission of requisite supporting documentation. Expenses will be reimbursed no later than 30 days following receipt of a request for reimbursement accompanied by the requisite supporting documents.

5. Independent Contractor. GamCo acknowledges that it will act in the capacity of an “independent contractor” and that nothing in this Agreement shall be construed to create an employment relationship between the Company and the Consultant.

6. Employee Benefits. The Consultant will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or welfare plan, including, without limitation, employee insurance, pension, savings, bonus, equity compensation, or severance plans, as a result of the relationship contemplated hereunder.

7. Compliance with Laws. GamCo and the Consultant will comply with all applicable laws, as well as the Company’s code of conduct and other relevant policies, in connection with the provision of the Services hereunder.

8. No Conflict of Interest. GamCo represents that neither GamCo nor the Consultant is a party to any existing agreement that would prevent either GamCo or the Consultant from entering into and performing the obligation contemplated hereunder. During the term of this Agreement, neither GamCo nor the Consultant will enter into any other agreements or provide services to any other person that would be inconsistent or incompatible with GamCo’s obligations, or the scope of the Services to be rendered for the Company, under this Agreement, or that otherwise would compromise the interests of the Company. Neither GamCo nor the Consultant will provide to the Company, or use in the conduct of the Services hereunder, any confidential or proprietary information of any third party.

9. Company Information. During the term of this Agreement and in the course of performance of the Services hereunder, GamCo and the Consultant will receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies (“Information”). GamCo acknowledges the confidential and secret character of the Information and agrees that the Information is the sole and exclusive property of the Company. Neither GamCo nor the Consultant will use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including by expiration of the term hereof, GamCo and the Consultant will return to the Company or destroy all such Information, regardless of the form thereof and including any notes or extracts related thereto. GamCo agrees that any breach of the foregoing covenants would irreparable harm the Company, there is no adequate remedy at law for such breaches, and, accordingly, the Company will be entitled, in addition to any other right or remedy available, to the grant of an injunction from a court of competent jurisdiction restraining any breach or threatened breach of the foregoing covenants.

10. Indemnification. The Company agrees to defend, indemnify and hold GamCo and the Consultant harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by GamCo or the Consultant as a result of any actual or threatened action or proceedings against either GamCo or the Consultant by any third party by reason of, or arising from, the consultancy contemplated hereby to the fullest extent permitted under applicable law, except in respect of any matter that is finally determined by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of GamCo or the Consultant.

11. Taxes. GamCo acknowledges and agrees that GamCo, and not the Company, will be solely responsible for any and all federal, state, local and foreign income and employment taxes in respect of the compensation payable hereunder.

12. Governing Law; Forum. The laws of the State of Texas will govern all matters arising out of or relating to this Agreement, without giving effect to any conflict of law principles. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Dallas, Texas for any matter arising out of or relating to this Agreement, provided that any action seeking to enforce any order or judgment rendered by such courts or any claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

13. Attorneys’ Fees. If a proceeding is commenced to resolve any dispute that arises between the parties under this Agreement or in respect to the matters covered hereby, the prevailing party in that proceeding will be entitled to recover its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs, in addition to any other relief to which that prevailing party may be entitled.

14. Assignment and Delegation. Neither party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other party. Any purported assignment of rights or delegation of performance in violation of this Section 14 is void.

15. Notices. Any notice required or permitted by this Agreement shall be in writing and delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to such other address as either party may provide in writing.

Company:

CSW Industrials, Inc. 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Attention: Joseph B. Armes Chief Executive Officer

Consultant:

GamCo, LLC
1611 Mount Larson Road
Austin, Texas 78746
Attention: Michael R. Gambrell

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in reference to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect thereto.

17. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

18. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19. Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
Name: Joseph B. Armes
Title: Chief Executive Officer

GAMCO, LLC

By:	/s/ Michael R. Gambrell
Name: Michael R. Gambrell
Title: Managing Member

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